Exhibit 3.1(v)*	Certificate of Incorporation of Registrant as amended and filed with the Secretary of State of the State of New York

CERTIFICATE OF INCORPORATION

OF

AMERICAN HOME FOOD PRODUCTS, INC.

UNDER SECTION 402 OF THE
BUSINESS CORPORATION LAW

                    The undersigned, being a natural person over the age of eighteen, in order to form a corporation under and pursuant to the Business Corporation Law of the State of New York, hereby certifies:

                    FIRST:          The name of the corporation is American Home Food Products, Inc. (the “Company”).

                    SECOND: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized pursuant to the Business Corporation Law of the State of New York.

                    THIRD: The office of the Company shall be in the County of New York, State of New York.

                    FOURTH: The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

Attn: Daniel W. Dowe
President
American Home Food Products, Inc.
42 Forest Lane
Bronxville, New York 10708

FIFTH: The duration of the Company is to be perpetual.

                    SIXTH: Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

                              Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock, without additional stockholder approval, in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                    (a)          the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                     (b)          the voting powers, if any, and whether such voting powers are full or limited in such series;

                     (c)          the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                     (d)          whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                     (e)          the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                     (f)          the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                     (g)          the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                     (h)          the provisions, if any, of a sinking fund applicable to such series; and

                     (i)          any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

                              Section 3. Common Stock. The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

                    SEVENTH: The Board may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board or by the stockholders in the manner provided in the Bylaws of the Company. The Bylaws may only be adopted, amended or repealed by the stockholders by the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

                    EIGHTH: Subject to the rights of the holders of any series of Preferred Stock:

                     (a)          any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company or by unanimous consent in writing, as provided by the New York Business Corporation Law; and

                     (b)          special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the “Chairman”) or (ii) the Secretary of the company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Company would have if there were no vacancies (the “Whole Board”), or as required pursuant to relevant provisions of the New York Business Corporation Law.

                    At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in order to repeal, adopt, or amend any provision of this Article Eighth requires the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class.

                    NINTH: Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company may be increased or decreased from time to time in the manner described in the Bylaws of the Company, but shall never be less than three nor more than twelve. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class 1, Class 2, and Class 3. The Directors first Appointed to Class 1 will hold office for a term expiring at the annual meeting of stockholders to be held in 1999; the Directors first appointed to Class 2 will hold office for a term expiring at the annual meeting of stockholders to be held in 2000; and the Directors first appointed to Class 3 will hold office for a term expiring at the annual meeting of stockholders to be held in 2001, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the end of the period designated for that class in which the director shall be elected. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

                              Section 2. Nomination of Director. Advance notice of stockholder nominations for the election of Directors must be nominated in the manner provided in the Bylaws of the Company.

                              Section 3. Creation of New Directors. The Board of Directors may create new Directorships from time to time at their discretion, without additional stockholder approval.

                              Section 4. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been duly elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

                              Section 5. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 5. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class, may remove such Director or Directors for cause. Except as may be provided by applicable law, cause for removal will be deemed to exist only if the Director whose removal is proposed has been adjudged by a court of competent jurisdiction to be liable to the Company or its stockholders for misconduct as a result of (a) a breach of such Director’s duty of loyalty to the Company, (b) any act or omission by such Director not in good faith or which involves a knowing violation of law, or (c) any transaction from which such Director derived an improper personal benefit, and such adjudication is no longer subject to direct appeal.

                              Section 6. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class, is required to amend, adopt, or repeal any provision inconsistent with, this Article Ninth.

                    TENTH: Notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Company to the contrary, the Company shall engage in any business combinations with interested stockholders only in accordance with the relevant provisions of the New York Business Corporation Law.

                    ELEVENTH: To the fullest extent permitted by the New York Business Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

                              Section 1. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class, is required to amend, adopt, or repeal any provision inconsistent with, this Article Eleventh.

                    TWELFTH: Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the New York Business

Corporation Law or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Twelfth will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved a majority of the whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise was its scope whether or not such matters arose or arise before or after the adoption of this Article Twelfth. Without limiting the generality or the effect of the foregoing, the company may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Twelfth or the New York Business Corporation Law in effect from time to time. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the amendment or repeal of, or adoption of any provisions inconsistent with, this Article Twelfth requires the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any Directors, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Twelfth will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

                    IN WITNESS WHEREOF, the undersigned has executed and signed this Certificate of Incorporation this third day of February, 1999.

Scott M. Dubowsky, Esq.
Incorporator
Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177